CONTACT: Todd, Luke - Xura, Inc.
(781) 213-2131
Luke.Todd@Xura.com
Xura Provides Preliminary Unaudited
Fourth Quarter and Year End 2015 Results;
Discloses Exclusive Negotiations of a Potential Sale for $25 per Share;
Postpones Earnings Release and Conference Call

WAKEFIELD, MA, April 15, 2016 - Xura, Inc. (“Xura”; NASDAQ: MESG) today announced its preliminary estimated unaudited results for the fourth fiscal quarter and fiscal year ended January 31, 2016 and disclosed that its management is engaged in negotiations for the potential sale of the company. The company also announced that it has postponed the release of its financial results for the three months and year ended January 31, 2016. The company expects to release its financial results and file its annual report on Form 10-K by May 2, 2016. The company will issue a subsequent update announcing a rescheduled date for the release and conference call.
Preliminary Consolidated Highlights: Below is selected preliminary unaudited consolidated financial information for the fiscal quarters and fiscal years ended January 31, 2016 and 2015, prepared in accordance with generally accepted accounting principles (“GAAP”), except as noted.

(In millions, unaudited) (1)	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2016	2015 (3)	2016 (3)	2015 (3)
Total revenue	$82	$64	$271	$269
Total costs and expenses	90	71	337	333
Loss from operations	(8)	(7)	(66)	(64)
Expense adjustments	19	7	65	27
Depreciation	3	4	14	14
Adjusted EBITDA (2)	$14	$4	$13	$(23)

Operating margin	(10)%	(11)%	(24)%	(24)%

Adjusted EBITDA (2) margin	17%	6%	5%	(9)%
(1) Percentages and amounts may not calculate due to rounding differences.
(2) "Adjusted EBITDA" is a non-GAAP financial measure which is calculated without giving effect to any adjustments from US GAAP to IFRS.
(3) Includes approximately $7.9 million, $11 million and $32 million in BSS Reseller Revenue for the three months ended January 31, 2015 and for the fiscal years ended January 31, 2016 and 2015, respectively. BSS Reseller Revenue for the fiscal year ended January 31, 2016 were recognized in the first and second quarters. BSS Reseller Revenue means revenue related to contracts associated with the BSS business where the rights to those contracts have not been fully transferred to Amdocs.

As of January 31, 2016, Xura had cash and cash equivalents (including restricted cash) of approximately $170 million.

"Although revenue from Digital Communications solutions generated from legacy Comverse customers ended the fiscal year at $197 million which is well ahead of our expected mid-point revenue range of $180 million, we experienced weakness in monetization and enterprise as well as delays in Digital Communications revenue from legacy Acision customers, primarily in Latin America. While we firmly believe in the strategic importance of Acision to Xura, we continue to focus on maximizing stockholder value and are currently engaged in exclusive strategic negotiations for the potential sale of the company to a third party at a purchase price of $25 per share.” said Philippe Tartavull, President and Chief Executive Officer, Xura, Inc.
“Our year end filing and earnings call are being delayed for us to finalize our financial statements, including our accounting for income taxes. The delay is largely attributable to complex strategic negotiations for the potential sale of the company. We continue to work toward filing our Form 10-K by May 2, 2016,” continued Mr. Tartavull.

Fiscal 2016 Financial Outlook

Xura is providing the following financial outlook for the fiscal year ending January 31, 2017 (“fiscal 2016”).

We currently expect:

•	fiscal 2016 annual revenue to be between $340 million and $370 million;

•	fiscal 2016 Adjusted EBITDA to be between $70 million and $85 million;

•	cash and cash equivalents (including restricted cash) at the end of fiscal 2016 to be between $170 million and $200 million; and

•	restructuring to be largely complete by the end of the third quarter of fiscal 2016.

We continue to expect an annualized run rate Adjusted EBITDA of between $100 million and $120 million for the third quarter of fiscal 2016 (3Q’ 16 Annualized).
Conference Call Postponement and Earnings Presentation
Xura has postponed its fourth quarter and fiscal year 2016 earnings conference call, originally scheduled for April 15, 2016, to allow for more time to finalize its quarterly and year-end financial results.  Xura intends to issue a press release about its rescheduled earnings call date.
Delay in Form 10-K Filing
Xura has determined that it will not be able to file its Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (the “Form 10-K”) within the prescribed time period. Xura expects that the Form 10-K will be filed on or before May 2, 2016. In addition, Xura is evaluating the implications on its controls.
Presentation of Non-GAAP Financial Measures
We provide Adjusted EBITDA, a non-GAAP financial measure, as additional information for our operating results. Adjusted EBITDA is computed by management as a loss from operations less depreciation and expense adjustments consisting of the following: (i) stock-based compensation expense; (ii) amortization of intangible assets; (iii) compliance-related professional fees; (iv) acquisition and integration costs (v) strategic-related costs (vi) write-off of property and equipment; (vii) restructuring expenses; and (viii) certain other gains, losses and expenses (collectively, "Expense Adjustments"). Strategic related costs include business strategy evaluation and mergers and acquisition efforts.
This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. We believe that the presentation of this non-GAAP financial measure provides useful information to investors regarding certain additional financial and business trends relating to our results of operations. This measure is used by management in monitoring our businesses, evaluating our financial results and for planning purposes. See “Consolidated Reconciliation of GAAP to Non-GAAP Financial Measures” below.
About Xura, Inc.
Xura offers a portfolio of digital services solutions that enable global communications across a variety of mobile devices and platforms. We help communication service providers (“CSPs”) and enterprises navigate and monetize the digital ecosystem to create innovative, new experiences through our cloud-based offerings. Our solutions touch more than three billion end points, through 350+ service providers and enterprises in 140+ countries. You can find us at www.Xura.com.
Forward-Looking Statements
This press release includes “forward-looking statements.” Forward-looking statements include the potential entry into a transaction for the sale of the Company, the potential price per share, the timing of filing the company’s Annual

Report on Form 10-K for the fiscal year ended January 31, 2016, the company’s fiscal 2016 financial outlook, statements about expected synergies relating to recent transactions, statements of plans and objectives for future operations, and assumptions relating thereto. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “expects,” “plans,” “anticipates,” “estimates,” “believes,” “potential,” “projects,” “forecasts,” “intends,” or the negative thereof or other comparable terminology.
Although the company is in exclusive strategic negotiations for the potential sale of the company, as of the date of this press release, the company has not entered into any agreement in principle or any other agreement and there can be no assurance that such negotiations will ultimately result in a transaction.
The financial results provided in this press release are unaudited, preliminary and estimated, subject to ongoing internal review and external audit in connection with the preparation of the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, and therefore are subject to changes.
Our 2016 guidance and other forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance and the timing of events to differ from those anticipated, expressed or implied by the forward-looking statements in this press release. Such risks or uncertainties may give rise to claims or regulatory issues, increase exposure to contingent liabilities and cause pressure on the company's stock price. Many of these risks and uncertainties are described in the sections entitled “Forward-Looking Statements” and Item 1A, “Risk Factors” and elsewhere in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, its Quarterly Reports on Form 10-Q for the quarters ended October 31, 2015, July 31, 2015 and April 30, 2015, or may be disclosed in other subsequently filed periodic, current or other reports. We undertake no commitment to update or revise any forward-looking statements except as required by law.
The documents and reports we file with the SEC are available through us, or our website, www.Xura.com, or through the SEC's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov.

XURA, INC. AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
Reconciliation of loss from operations to Adjusted EBITDA:

	Three Months Ended January 31,		Fiscal Year Ended January, 31
	2016	2015	2016	2015
	(in millions) (1)
Loss from operations	$(8)	$(7)	$(66)	$(64)
Expense adjustments:
Stock-based compensation expense	2	2	9	9
Amortization of intangible assets	11	—	23	—
Compliance-related professional fees	—	—	—	1
Acquisition and integration costs	2	—	17	—
Strategic-related costs	—	—	1	3
Restructuring expenses	3	3	13	12
Other	1	2	2	2
Total expense adjustments	19	7	65	27
Depreciation	3	4	14	14
Adjusted EBITDA	$14	$4	$13	$(23)
(1) Amounts may not calculate due to rounding differences.